Exhibit 10.9

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into this 1st day of March, 2007, by and among American Community Bancshares, Inc., Charlotte, North Carolina (“Bancshares”), and Stephanie D. Helms (“Officer”).

WHEREAS, Officer is the Chief Administrative Officer of American Community Bank (the “Bank”), the wholly owned subsidiary of Bancshares; and

WHEREAS, the Bank has employed Officer based upon her expertise and experience and whose knowledge of the financial services industry is valuable to Bancshares and the Bank; and

WHEREAS, it is in the best interests of Bancshares and its shareholders to maintain an experienced and sound key management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of Bancshares’ shareholders’ investments; and

WHEREAS, Bancshares and Officer desire to enter into this Agreement also to provide Officer with security in the event of a Change in Control of Bancshares and to insure the continued loyalty of Officer during any such Change in Control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date and Term. The effective time and date of this Agreement shall be deemed to be 12:00:01 o’clock, a.m., on the date of its making set forth above (the “Effective Date”). This Agreement shall remain in effect for a period of three (3) years from the Effective Date. At the end of such three (3) year term, Bancshares, in its sole discretion, may elect to extend this Agreement, by written amendment, for an additional three (3) year period of time.

2. Termination In Connection With a Change in Control.

(a) Change in Control Termination. In the event that Bancshares, the Bank or any of their successors terminates the Officer’s employment, other than for Cause, in connection with, or within eighteen (18) months after, any Change in Control of Bancshares, or, in the event of a voluntary termination of the Officer’s employment in connection with, or within eighteen (18) months after any Change in Control of Bancshares under which the Officer shall have incurred a reduction of compensation or a reduction of responsibilities (irrespective of title) or shall have been required to change Officer’s workplace location greater than 35 miles from Charlotte, North Carolina, (“Change in Control Termination”), then the Officer shall be entitled to receive the amount that is the greater of (i) any severance payment offered by the Bank or its successor in connection with Officer’s termination, and (ii) a lump sum amount equal to two (2) times the average annual salary paid to the Officer over the previous twelve (12) month period.

(b) Definition of Change in Control. A Change in Control shall be deemed to have occurred upon: (i) any "Person" or "Group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), but not including the Bank or Bancshares, or any "employee benefit plan" of the Bank or Bancshares (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1002(3), and as used herein "Person" or "Group") becoming the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) or otherwise acquiring control, directly or indirectly, of securities of Bancshares representing fifty percent (50%) or more of the voting power of Bancshares’ then outstanding securities; (ii) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the directors of Bancshares; (iii) the merger of Bancshares into another entity, the merger of any entity into Bancshares or the acquisition of assets by Bancshares or the Bank, in any such case with the result that the beneficial owners of Bancshares’ outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of Bancshares’ outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of Bancshares to any entity not controlled by Bancshares; (v) the consummation of any transaction by Bancshares that results (A) in the majority of the Board of Directors of Bancshares (the “Board”) after the consummation of such transaction not being composed of Incumbent Directors, or (B) the beneficial owners of Bancshares’ outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of Bancshares’ outstanding securities after such transaction; or (vi) the occurrence of any other event or circumstance which is not described in the foregoing provisions of this Section 2(b) but which the Board determines affects control of Bancshares or the Bank and constitutes a Change in Control for purposes of this Agreement. The term "Incumbent Director" shall mean any director who as of the Effective Date was a member of the Board, or any individual becoming a member of the Board subsequent to the Effective Date whose election by Bancshares’ shareholders was recommended by at least a majority of the then Incumbent Directors on the Board.

Notwithstanding the foregoing, a Change in Control shall not include any transaction to which Officer consents in a writing specifically noting this provision of this Agreement.

(c) Definition of Cause. The termination for Cause shall include any of the following:

(i) Commission by the Officer of a felony or crime of moral turpitude;

(ii) Conduct by the Officer in the performance of her duties which is illegal, dishonest, fraudulent or disloyal;

(iii) The breach by the Officer of any fiduciary duty the Officer owes to Bancshares or the Bank;

(iv) Gross neglect of duty or poor performance by the Officer which is not cured to the reasonable satisfaction of Bancshares or the Bank within thirty (30) days of the Officer’s receipt of written notice from Bancshares or the Bank advising the Officer of said gross neglect or poor performance.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Officer’s continuing or future participation in any plan, program, policy or practice provided by Bancshares or the Bank and for which Officer may qualify, nor, shall anything herein limit or otherwise affect such rights as Officer may have under any contract or other agreement with Bancshares or the Bank. Amounts which are vested benefits or which Officer is otherwise entitled to receive under any plan, policy, practice or program of or any contract or other agreement with Bancshares or the Bank at or subsequent to a Date of Termination shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.

4. Full Settlement. Bancshares’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Bancshares may have against Officer or others. In no event shall Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement.

5. Assignment and Successors.

(a) Officer. This Agreement is personal to Officer and without the prior written consent of Bancshares shall not be assignable by Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Officer’s legal representatives.

(b) Bancshares. This Agreement shall inure to the benefit of and be binding upon Bancshares and its respective successors and assigns. Bancshares will require any successor to it (whether direct or indirect, by stock or asset purchase, merger, share exchange or otherwise) to all or substantially all of its business or more than fifty percent (50%) of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place. As used in this Agreement, “Bancshares” shall mean Bancshares as hereinbefore defined and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, the obligations of Bancshares under this Agreement are subject to the following terms and conditions:

(a) If the Officer is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)), the Bank’s obligations hereunder, as applicable, shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, all of the Bank’s obligations, as applicable, which were suspended, shall be reinstated.

(b) If Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of Bancshares, as applicable, under this Agreement shall terminate as of the effective date of the order.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1813(x)(1)), all obligations of Bancshares under this Agreement shall terminate as of the date of default.

(d) All obligations of Bancshares under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank, if so ordered by the North Carolina Commissioner of Banks (the “Commissioner”) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C §1823(c)), or if so ordered by the Commissioner at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition.

(e) With regard to the provisions of this Section 6(a) through (d):

(i)	Bancshares agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

(ii)	In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Bancshares to resume its obligations to pay compensation hereunder, Bancshares will promptly make such payment hereunder; and

(iii)	During any period of suspension under Section 6(a), the vested rights of Officer shall not be affected except to the extent precluded by such notice.

(f) Bancshares’ obligations to provide compensation or other benefits to Officer under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the FDIC promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided by Bancshares under this Agreement are so prohibited or limited.

7. Compliance with Internal Revenue Code Section 409A. Officer and Bancshares intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Officer’s employment terminates the Officer is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement will result in additional tax or interest to the Officer because of section 409A, then despite any provision of this Agreement to the contrary the Officer will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Officer’s employment for reasons other than the Officer’s death, (b) the date of the Officer’s death, or (c) any earlier date that does not result in additional tax or interest to the Officer under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Officer in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Officer to additional tax or interest under section 409A, Bancshares shall reform the provision. However, Bancshares shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest, and Bancshares shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

8. Covenant Not to Compete. The Officer acknowledges that in order to protect Bancshares’ and the Bank’s interest in and to assure both entities the benefit of its business, it is reasonable and necessary to place certain restrictions on Officer’s ability to compete against Bancshares or the Bank. For that purpose, and in consideration of the agreements of Bancshares and the Bank contained herein, the Officer covenants and agrees that for a period of one (1) year following the effective date of termination of this Agreement or the Officer’s employment with the Bank for any reason other than for “Cause” as defined in paragraph 2(c)of this Agreement, the Officer will not “compete” (as defined below), directly or indirectly, with Bancshares or the Bank in Mecklenburg County, North Carolina or any county contiguous to Mecklenburg County, North Carolina (the “Relevant Market”).

For the purposes of this paragraph 8, the following term shall have the meaning set forth below:

(a) Compete. The term “Compete” means (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any Person; (iii) including or attempting to induce any Person who was a Customer of the Bank on the date of termination of Officer’s employment with the Bank, to change such Customer’s depository, loan or other banking relationship from the Bank to another Financial Institution; (iv) acting as a consultant, officer, director, independent contractor, organizer, incorporator or employee of any Financial Institution that has, or intends to have in the future, its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of , or the organization of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Officer’s termination of this Agreement.

(b) Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or Officer’s employment with the Bank for any reason, the Bank has or has had a depository, loan or other banking relationship.

(c) Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank, includes any incorporated or unincorporated association of persons organized or organizing with the intent of establishing a Financial Institution.

(d) Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

9. Miscellaneous.

(a) No Mitigation. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

(b) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c) Severability. If any provision or covenant, of any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Bancshares and Officer, with respect to the subject matter hereof and supercedes and invalidates any previous change in control and severance agreements or contracts with Officer. No representatives, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force and effect.

(e) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given on delivery, if delivered, or three (3) days after mailing, if mailed first class, certified mail, postage prepaid:

To American Community Bancshares, Inc.

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211-3552

Attention: Mr. Randy P. Helton

To Officer

Stephanie D. Helms

3703 Sincerity Road

Monroe, NC 28110

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendment and Modifications. This Agreement may be amended or modified only by a writing signed by all parties hereto, which makes specific reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Change in Control Agreement as of the date first above written.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ Randy P. Helton
Randy P. Helton
President and Chief Executive Officer

OFFICER:

/s/ Stephanie D. Helms
Stephanie D. Helms